Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

SEVCON, INC.

(Pursuant to Section 245 of the General Corporation Law of the State of Delaware)

Sevcon, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that:

1.           The name of the corporation is Sevcon, Inc..  The corporation was originally incorporated under the name “Tech/Ops Sevcon, Inc.” pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 23, 1987.

2.           This Restated Certificate of Incorporation only restates and integrates the Certificate of Incorporation and all amendments thereto, and does not further amend the provisions of the corporation’s Certificate of Incorporation, as heretofore amended and supplemented.  There is no discrepancy between the provisions of the Certificate of Incorporation, as amended, and this Restated Certificate of Incorporation.

3.           This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law.

4.           The effective date and time of this Restated Certificate of Incorporation is June 7, 2011 at 10:01 am.

5.           The Restated Certificate of Incorporation of the corporation shall read in its entirety as follows:

FIRST: The name of the corporation is Sevcon, Inc.

SECOND:  The address of the corporation's registered office in the State of Delaware is 229 South State Street, City of Dover, County of Kent. The name of its registered agent at such address is the Prentice-Hall Corporation System, Inc.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of all classes of stock which the corporation shall have authority to issue is nine million (9,000,000), of which one million (1,000,000) shares, $.10 par value, are to be of a class designated "Preferred Stock" and eight million (8,000,000) shares, $.10 par value, are to be designated "Common Stock".

Preferred Stock

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)           The number of shares constituting that series and the distinctive designation of that series;

(b)            The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

(c)           Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)           Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)           Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)            Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)           The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h)           Any other relative rights, preferences and limitations of that series.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the outstanding shares of Common Stock with respect to the same dividend period.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

Common Stock

The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinbefore set forth or authorized.

Subject to the provisions of any applicable law or of the by-laws of the corporation, as from time to time amended, with respect to the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have exclusive voting rights for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the corporation.

Subject to the rights of any one or more series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors out of any funds of the corporation legally available for the payment of such dividends.

In the event of the liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the corporation available for distribution to its stockholders.

Issuance

Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the shares of stock of the corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

FIFTH:  Reserved.

SIXTH:  The Board of Directors shall consist of not less than three nor more than fifteen directors, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office.  The directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year.  The initial directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, the initial directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and the initial directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting.  At each succeeding annual meeting of stockholders beginning in 1989, successors to the class of directors whose term expires at that meeting shall be elected for a three year term.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in the size of such class shall hold office for a term that shall coincide with the remaining term of that class, but in no event will a decrease in the number of directors shorten the term of any incumbent director.  Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen.  Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the corporation, the election, terms of office and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and certificates of designation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Sixth unless expressly provided by such terms.  Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose terms shall then expire shall be elected to hold office for a term expiring at the annual meeting for the year in which their term expires and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal.

SEVENTH:  The Board of Directors is expressly authorized to exercise all powers granted to the directors by law except insofar as such powers are limited or denied herein or in the by-laws of the corporation.  In furtherance of such powers, the Board of Directors shall have the right to adopt, amend or repeal the by-laws of the corporation, but the stockholders may adopt additional by-laws and may amend or repeal any by-law whether adopted by them or otherwise.

EIGHTH:  Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

NINTH:  No action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken by written consent without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

This Article Ninth may not be amended, revised or revoked, in whole or in part, except by the affirmative vote of the holders of 80% of the shares of all classes of stock of the corporation entitled to vote for the election of directors, considered for the purposes of this Article Ninth as one class of stock.

TENTH:  (i)  Except as set forth in part (ii) of this Article Tenth, the affirmative vote of the holders of 80% of the shares of all classes of stock of the corporation entitled to vote for the election of directors, considered for the purposes of this Article as one class, shall be required (a) for the adoption of any agreement for the merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with or into any Other Corporation (as hereinafter defined), (b) to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of the assets of the corporation or any Subsidiary to any Other Corporation, (c) to authorize the issuance or transfer by the corporation of any Substantial Amount (as hereinafter defined) of securities of the corporation in exchange for the securities or assets of any Other Corporation, or (d) to engage in any other transaction the effect of which is to combine the assets and business of the corporation or any Subsidiary with any Other Corporation.  Such affirmative vote shall be in addition to the vote of the holders of the stock of the corporation otherwise required by law, the Certificate of Incorporation of the corporation or any agreement or contract to which the corporation is a party.

(ii)  The provisions of part (i) of this Article Tenth shall not be applicable to any transaction described herein if such transaction is approved by a resolution of the Board of Directors of the corporation, provided that the directors voting in favor of such resolution consist of a majority of the persons who were duly elected and acting members of the Board of Directors prior to the time any such Other Corporation became a Beneficial Owner (as hereinafter defined) of 5% or more of the shares of stock of the corporation entitled to vote for the election of directors (a "Continuing Director"), including any successor of a Continuing Director who is not an affiliate or an associate or a representative of such Other Corporation and is recommended or elected to succeed such Continuing Director by a majority of Continuing Directors.  In considering such transaction, the Board of Directors shall give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the corporation and its Subsidiaries and on the communities in which the corporation and its Subsidiaries operate or are located.

(iii)  The Board of Directors shall have the power and duty to determine for the purposes of this Article Tenth, on the basis of information known to such Board, if and when any Other Corporation is the Beneficial Owner of 5% or more of the outstanding shares of stock of the corporation entitled to vote for the election of directors.  Any such determination, if made in good faith, shall be conclusive and binding for all purposes of this Article Tenth.

(iv)  As used in this Article Tenth, the following terms shall have the meanings indicated:

"Other Corporation" means any person, firm, corporation or other entity, other than a Subsidiary of the corporation, which is the Beneficial Owner of 5% or more of the shares of stock of the corporation entitled to vote in the election of directors.

"Subsidiary" means any corporation in which the corporation owns, directly or indirectly, more than 50% of the voting securities.

"Substantial Amount" means any securities of the corporation having a then fair market value of more than $500,000.

An Other Corporation (as defined above) shall be deemed to be the "Beneficial Owner" of stock if such Other Corporation or any "affiliate" or "associate" of such Other Corporation (as those terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (15 U.S.C. 78 aaa et seq.), as amended from time to time), directly or indirectly, controls the voting of such stock or has any options, warrants, conversion or other rights to acquire such stock.

(v)  This Article Tenth may not be amended, revised or revoked, in whole or in part, except by the affirmative vote of the holders of 80% of the shares of all classes of stock of the corporation entitled to vote for the election of directors, considered for the purposes of this Article Tenth as one class of stock.

ELEVENTH:        No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eleventh shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

TWELFTH:         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Signed this 6th day of June, 2011.

/s/ Matthew Boyle
Matthew Boyle
President and CEO